Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

AF Financial Group Announces Net Income Growth of 57.3% for the 2006 Fiscal Year

West Jefferson, NC - AF Financial Group (the “Company”) is pleased to report earnings of $1,020,823 for the year ended June 30, 2006, an increase of 57.3% over the 2005 fiscal year. Basic earnings per share of common stock increased from $0.62 in 2005 to $0.97 in 2006.

In announcing the results, President and CEO Bob Washburn commented, “From an earnings standpoint 2006 was an outstanding year for the company. With an increase in net income of $372,046, this is our second year of solid earnings growth in a row. Return on average equity increased 47.8% from 5.13% at June 30, 2005 to 7.58% at June 30, 2006 and net assets grew 7.1% from $214.1 million at June 30, 2005 to $229.4 million at June 30, 2006. Our primary focus this past year has been on improving our profitability by controlling expenses, maximizing potential income and most importantly, providing exceptional customer service. Continued improvement in these areas will ultimately fuel additional asset growth in the company.”

Headquartered in West Jefferson, AF Financial Group is a federally chartered thrift holding company which includes subsidiaries AF Bank and AF Insurance Services, Inc. AF Bank is a federally chartered stock savings bank that serves Ashe, Watauga, and Alleghany Counties. AF Insurance Services, Inc. is an independent insurance agency serving Ashe, Watauga, Alleghany, Caldwell, Wilkes and Surry Counties. AF Investments operates as a division of AF Bank and provides services through office locations in West Jefferson and Boone and by appointment in other AF locations. (AF Investments is a registered branch of LaSalle St. Securities, LLC, 940 N. Industrial Avenue, Elmhurst, IL 60126-1131, a member NASD and SIPC).

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date thereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.